Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FIRST

QUARTER 2007 EARNINGS

2007 Earnings Guidance Updated

Highlights

•                  First quarter earnings per diluted share of $0.43 in 2007 vs. $0.47 in 2006 ($0.44 in 2007 vs. $0.37 in 2006, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP))

•                  29 net Papa John’s restaurant openings worldwide during the quarter

•                  Domestic system-wide comparable sales increase of 0.2% for the quarter

•                  Earnings guidance for 2007 updated to a range of $1.52 to $1.58 per diluted share, excluding the impact of consolidating BIBP’s results

Louisville, Kentucky (May 8, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $260.6 million for the first quarter of 2007, representing an increase of 7.5% from revenues of $242.3 million for the same period in 2006. Net income for the first quarter of 2007 was $13.2 million, or $0.43 per diluted share (including an after-tax loss of $256,000, or $0.01 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s first quarter net income of $16.0 million, or $0.47 per diluted share (including an after-tax gain of $3.4 million, or $0.10 per diluted share, from the consolidation of BIBP).

“Our system performed well this quarter in a very competitive category,” commented Papa John’s president and chief executive officer, Nigel Travis.  “I am proud of our operators for being the only national pizza company to report positive domestic comp sales during the quarter. Also, Papa John’s received the highest rating among national takeout and delivery pizza chains again during the quarter by RealPeopleRatings.com. So clearly the consumer recognizes the difference ‘Better Ingredients, Better Pizza’ makes and continues to reward us in the marketplace.”

Revenues Comparison

Consolidated revenues were $260.6 million for the first quarter of 2007, an increase of 7.5% or $18.3 million, over the corresponding 2006 period. The increase in revenues is principally due to a $15.3 million increase in company-owned restaurant revenues reflecting the acquisition of 54 restaurants during the last five months of 2006.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the first quarter of 2007 was $20.7 million, compared to $24.8 million for the corresponding period in 2006. Excluding the impact of the consolidation of BIBP, first quarter 2007 pre-tax income from continuing operations was $21.1 million, an increase of $1.7 million over 2006 comparable results of $19.4 million. This $1.7 million increase (excluding the consolidation of BIBP) is principally due to the following (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $8.2 million for the three-month period ended April 1, 2007, compared to $9.3 million for the same period in 2006. The $1.1 million decrease is principally due to an increase in labor expense as a percentage of sales reflecting the impact of minimum wage increases in certain states.  The increase in various operating expenses, such as rent and maintenance expenses, as a percentage of sales, was offset by a decrease in food costs, primarily cheese.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $2.7 million, to $10.0 million, for the three-month period ended April 1, 2007, as compared to the corresponding period in 2006, primarily due to the increased volumes of higher-margin fresh dough products and improved margin from other commodities.

•                  Domestic Franchising Segment. Domestic franchising operating income was $13.0 million for the three-month period ended April 1, 2007, which was substantially the same as the corresponding period in 2006, as the decrease in royalties from the sale of 54 franchised restaurants to the company during the last five months of 2006 was substantially offset by new franchise restaurants and a decrease in waivers granted to certain franchisees.

•                  International Segment. The international segment, which excludes the Perfect Pizza operations that were sold in March 2006, reported an operating loss of $2.3 million for the three-month period ended April 1, 2007, which was substantially the same as the corresponding period in 2006, as increased revenues due to growth in number of units and unit volumes were substantially offset by increased personnel and infrastructure investment costs.

•                  All Others Segment. The operating income for the “All others” reporting segment decreased approximately $450,000, to $1.0 million, for the three-month period ended April 1, 2007 as compared to the corresponding 2006 period. The decrease in operating income for this segment is primarily due to a decline in operating results of our print and promotions operations.

•                  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $600,000, to $8.3 million, for the three-month period ended April 1, 2007, as compared to the first quarter of 2006, primarily due to lower legal costs including the settlement of a litigation matter in 2006. Net interest expense, which is included in the unallocated corporate segment, increased approximately $750,000 for the three-month period ended April 1, 2007, as compared to the corresponding 2006 period, principally due to a higher average debt balance resulting from our share repurchase program and restaurant acquisitions during the last twelve months. The increase in net interest costs was more than offset, in this operating segment, by an increase in allocations to the operating units in the first quarter of 2007, as compared to the first quarter 2006, partially due to an increase in the number of company-owned restaurants that are supported.

The income tax rate was 36.5% and 37.0% for the three-month period ended April 1, 2007 and March 26, 2006, respectively.

Cash Flow

Cash flow provided by operating activities from continuing operations was $19.9 million for the first quarter of 2007 as compared to $25.7 million for the first quarter of 2006. The consolidation of BIBP decreased cash flow from operations by approximately $406,000 in the first quarter of 2007 and increased cash flow from operations by approximately $5.4 million in the corresponding 2006 period. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations was $20.3 million in both the 2007 and 2006 quarterly periods as increased net income in the first quarter of 2007 was offset by unfavorable working capital changes.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning operating results and cash flows for the three-month period ended April 1, 2007.

Comparable Sales, System-wide Sales and Unit Count

Domestic system-wide comparable sales for the first quarter increased 0.2% (composed of a 0.6% increase at company-owned restaurants and a 0.1% increase at franchised restaurants). Comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar quarter.

Worldwide system-wide sales were $538.5 million for the three-month period ended April 1, 2007, an increase of 4.2% from the comparable period in the prior year. The following table summarizes system-wide sales for the three-month periods ended April 1, 2007 and March 26, 2006 on an actual U.S. dollar basis (dollars in thousands):

	Three Months Ended
			Percentage
	April 1,	March 26,	Increase
	2007	2006	(Decrease)
Domestic:
Company-owned	$122,044	$106,740	14.3%
Franchised	376,348	379,068	(0.7%)
Total Domestic	498,392	485,808	2.6%
International	40,147	30,958	29.7%
Total System-wide Sales	$538,539	$516,766	4.2%

During the first quarter of 2007, 26 domestic (four company-owned and 22 franchised) and 18 international franchised restaurants were opened, while 11 domestic and four international franchised restaurants were closed. Our total domestic development pipeline as of April 1, 2007 included approximately 300 restaurants scheduled to open over the next six years.

At April 1, 2007, there were 3,044 Papa John’s restaurants (594 company-owned and 2,450 franchised) operating in all 50 states and 26 countries. The company-owned unit count includes 119 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

Acquisition / Disposition Activity

As previously disclosed, the company acquired four restaurants in the Philadelphia market on January 29, 2007. Additionally, the company sold its three company-owned restaurants in Mexico City, Mexico, to a franchisee in January 2007, in connection with the execution of a development agreement for 60 new Papa John’s restaurants in that market over an eight-year period.

Subsequent to quarter end, on April 2, 2007, the company acquired 13 restaurants in Georgia.

International Update

A total of 18 restaurants were opened in international markets during the first quarter of 2007, of which 12 were located in our fastest-growing markets, Korea and China. In addition, two of the restaurants were opened under a 40-unit development agreement in Egypt.

As of April 1, 2007, in Korea and China, we have a total of 113 corporate and franchised restaurants open and contractual agreements for an additional 377 Papa John’s franchised restaurants to be opened over the next seven years. Our total international development pipeline as of April 1, 2007 included approximately 900 restaurants scheduled to open over the next nine years.

Share Repurchase Activity

The company repurchased approximately 880,000 shares of its common stock at an average price of $29.05 per share, or a total of $25.6 million, during the first quarter of 2007, and a total of 182,000 shares of common stock were issued upon the exercise of stock options.

There were 30.6 million diluted weighted average shares outstanding for the first quarter of 2007 as compared to 34.0 million for the same period in 2006. Approximately 30.0 million actual shares of the company’s common stock were outstanding as of April 1, 2007. The company’s board of directors has authorized the repurchase of up to an aggregate $675 million of common stock through December 30, 2007, and through April 1, 2007, the company has repurchased approximately 39.0 million shares at a total cost of $627.7 million (average price of $16.10 per share). Subsequent to April 1, 2007 through May 2, 2007, the company repurchased an additional $2.9 million of common stock (95,200 shares at an average price of $29.94 per share).

The company’s share repurchase activity increased earnings per diluted share from continuing operations by $0.02 for the three-month period ended April 1, 2007.

2007 Earnings Guidance Updated

The company’s previously disclosed earnings per share guidance for 2007 in the range of $1.48 to $1.56, excluding any potential impact from the required consolidation of BIBP, was updated to a range of $1.52 to $1.58 in response to actual first quarter 2007 results. We also reiterate our expectations for net unit growth of 225 to 250 units worldwide and for domestic system-wide sales to increase in the 1.5% to 2.5% range for full year 2007, although we would expect comparable sales to be near the low end of the range given actual first quarter results.

The full-year 2007 forecast considers our continued investments in our international infrastructure in support of our international growth, including the United Kingdom and China, where we are planning to accelerate development of both company-owned and franchised Papa John’s restaurants.  We have also considered the impact of expected integration costs associated with the restaurant acquisitions that were made late last year and this year.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high cost levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the possibility of impairment charges if PJUK or recently acquired restaurants perform below our expectations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including pending legislation to increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our QC Centers and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including economic, political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to obtain high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for May 9, 2007 at 10:00 EDT to review first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 4892936) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 4892936).

The conference call will be available for replay beginning May 9, 2007, at approximately noon through May 11, 2007, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 4892936). International participants may dial 706-645-9291 (pass code 4892936).

Summary Financial Data

Papa John’s International, Inc.

(Unaudited)

	Three Months Ended
	April 1,	March 26,
(In thousands, except per share amounts)	2007	2006

Revenues	$260,624	$242,349

Income from continuing operations before income taxes (1)	$20,713	$24,783

Net income	$13,155	$16,002

Earnings per share - assuming dilution	$0.43	$0.47

Weighted-average shares outstanding - assuming dilution	30,563	33,983

EBITDA (A)	$29,781	$31,769

(1)             See information below on a reporting unit basis that separately identifies the impact of  consolidating VIEs on income from continuing operations before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$8,215	$9,301
Domestic commissaries	10,014	7,353
Domestic franchising	13,043	13,014
International	(2,320)	(2,341)
VIEs, primarily BIBP	(406)	5,389
All others	1,045	1,499
Unallocated corporate expenses	(8,295)	(8,882)
Elimination of intersegment profits	(583)	(550)
Income from continuing operations before income taxes	$20,713	$24,783

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$29,781	$31,769
Income tax expense	(7,558)	(9,170)
Net interest	(1,173)	(425)
Depreciation and amortization	(7,895)	(6,561)
Income from discontinued operations, net of tax	—	389
Net income	$13,155	$16,002

(A)         Management considers EBITDA to be a meaningful indicator of operating performance from continuing operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (GAAP), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

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For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	April 1, 2007	March 26, 2006
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$122,044	$106,740
Variable interest entities restaurant sales	1,687	2,446
Franchise royalties	14,452	14,238
Franchise and development fees	762	588
Commissary sales	100,199	102,692
Other sales	14,491	10,870
International:
Royalties and franchise and development fees	2,448	1,457
Restaurant and commissary sales	4,541	3,318
Total revenues	260,624	242,349

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	25,088	20,878
Salaries and benefits	36,944	31,501
Advertising and related costs	10,903	9,192
Occupancy costs	7,289	6,162
Other operating expenses	16,393	13,803
Total domestic Company-owned restaurant expenses	96,617	81,536

Variable interest entities restaurant expenses	1,379	2,107

Domestic commissary and other expenses:
Cost of sales	81,775	83,543
Salaries and benefits	8,798	7,465
Other operating expenses	10,998	11,140
Total domestic commissary and other expenses	101,571	102,148

Income from the franchise cheese-purchasing program, net of minority interest	(99)	(4,576)
International operating expenses	4,038	3,423
General and administrative expenses	25,400	24,244
Minority interests and other general expenses	1,937	1,698
Depreciation and amortization	7,895	6,561
Total costs and expenses	238,738	217,141

Operating income from continuing operations	21,886	25,208
Net interest	(1,173)	(425)
Income from continuing operations before income taxes	20,713	24,783
Income tax expense	7,558	9,170

Income from continuing operations	13,155	15,613
Income from discontinued operations, net of tax	—	389
Net income	$13,155	$16,002

Basic earnings per common share:
Income from continuing operations	$0.44	$0.47
Income from discontinued operations	—	0.01
Basic earnings per common share	$0.44	$0.48

Earnings per common share - assuming dilution
Income from continuing operations	$0.43	$0.46
Income from discontinued operations	—	0.01
Earnings per common share - assuming dilution	$0.43	$0.47

Basic weighted-average shares outstanding	30,064	33,122
Weighted-average shares outstanding - assuming dilution	30,563	33,983

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	April 1,	December 31,
	2007	2006
(In thousands)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$5,716	$12,979
Accounts receivable	20,962	23,326
Inventories	25,874	26,729
Prepaid expenses	6,354	7,779
Other current assets	9,544	7,368
Deferred income taxes	7,458	6,362
Total current assets	75,908	84,543

Investments	986	1,254
Net property and equipment	198,970	197,722
Notes receivable	12,180	12,104
Deferred income taxes	3,431	1,643
Goodwill	68,131	67,357
Other assets	16,023	15,016
Total assets	$375,629	$379,639

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,942	$29,202
Income and other taxes	22,291	15,136
Accrued expenses	52,057	57,233
Current portion of debt	2,225	525
Total current liabilities	101,515	102,096

Unearned franchise and development fees	7,206	7,562
Long-term debt, net of current portion	99,510	96,511
Other long-term liabilities	28,614	27,302
Total liabilities	236,845	233,471

Total stockholders’ equity	138,784	146,168
Total liabilities and stockholders’ equity	$375,629	$379,639

Note:

The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	April 1, 2007	March 26, 2006
Operating activities
Net income	$13,155	$16,002
Results from discontinued operations (net of income taxes)	—	(389)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	788	1,085
Depreciation and amortization	7,895	6,561
Deferred income taxes	(2,733)	(1,335)
Stock-based compensation expense	966	698
Excess tax benefit related to exercise of non-qualified stock options	(854)	(2,586)
Other	1,304	1,800
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,597	(1,478)
Inventories	847	3,307
Prepaid expenses	1,360	1,015
Other current assets	(2,182)	610
Other assets and liabilities	(80)	(2,438)
Accounts payable	(4,299)	451
Income and other taxes	7,769	7,196
Accrued expenses	(5,277)	(4,493)
Unearned franchise and development fees	(356)	(276)
Net cash provided by operating activities from continuing operations	19,900	25,730
Operating cash flows from discontinued operations	—	414
Net cash provided by operating activities	19,900	26,144

Investing activities
Purchase of property and equipment	(9,006)	(6,094)
Proceeds from sale of property and equipment	16	17
Purchase of investments	—	(2,014)
Proceeds from sale or maturity of investments	268	3,129
Loans issued	(750)	(820)
Loan repayments	638	3,027
Acquisitions	(1,215)	(543)
Proceeds from divestitures of restaurants	632	—
Net cash from continuing operations used in investing activities	(9,417)	(3,298)
Proceeds from divestiture of discontinued operations	—	8,020
Net cash provided by (used in) investing activities	(9,417)	4,722

Financing activities
Net proceeds (repayments) from line of credit facility	3,000	(29,000)
Net proceeds from short-term debt - variable interest entities	1,700	6,350
Excess tax benefit related to exercise of non-qualified stock options	854	2,586
Proceeds from exercise of stock options	2,741	6,608
Acquisition of Company common stock	(25,576)	(22,108)
Other	(489)	159
Net cash used in financing activities	(17,770)	(35,405)

Effect of exchange rate changes on cash and cash equivalents	24	36
Change in cash and cash equivalents	(7,263)	(4,503)
Cash and cash equivalents at beginning of period	12,979	22,098

Cash and cash equivalents at end of period	$5,716	$17,595

Restaurant Progression

Papa John’s International, Inc.

	First Quarter Ended April 1, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	4	—	22	18	44
Closed	—	—	(11)	(4)	(15)
Acquired	6	—	1	3	10
Sold	(1)	(3)	(6)	—	(10)
End of Period	586	8	2,086	364	3,044

	First Quarter Ended March 26, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	2	1	20	12	35
Closed	(1)	—	(13)	(23)	(37)
Acquired	3	—	—	—	3
Sold	—	—	(3)	—	(3)
End of Period	506	3	2,101	314	2,924

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

Note:                        The PJUK Perfect Pizza operations were sold in March 2006.